Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES APPOINTMENTS TO THE BOARD OF DIRECTORS

Midland, Texas, July 11, 2022 (GLOBE NEWSWIRE) – Travis Stice, Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of Diamondback Energy, Inc. (NASDAQ: FANG) ("Diamondback" or the "Company"), is pleased to announce that effective July 7, 2022, the Company increased the size of Diamondback’s Board of Directors to ten members, adding Rebecca A. Klein and Frank D. Tsuru as independent directors.

Rebecca “Becky” Klein is currently the Principal of Klein Energy, LLC, an energy consulting company based in Austin, Texas. Over the last 25 years, she has worked in Washington, D.C. and in Texas in the energy, telecommunications, and national security arenas. Ms. Klein’s professional experience also includes service with KPMG Consulting (now Deloitte) where she headed the development of the company’s Office of Government Affairs and Industry Relations in Washington, D.C. She also served as a Senior Fellow with Georgetown University’s McDonough School of Business. Ms. Klein was the Chairman of the Public Utility Commission of Texas. She has served as chair of the board of the Lower Colorado River Authority, a public power utility owning generation, transmission, and water services across the central Texas area. In addition, she sits on the boards of Avista Corporation (NYSE: AVA), a publicly traded utility in the Pacific Northwest; GroupNIRE, a privately held company focused on developing energy resources from early-stage technologies to commercial deployment; and Aiqueous, a privately held water and power software company. Ms. Klein also sits on the board of SJW Group (NYSE: SJW), a publicly traded water company which operates in California, Texas, Connecticut, and Maine. She is also the Founder and a director of the Texas Energy Poverty Research Institute. She earned a Juris Doctor from St. Mary’s University School of Law in San Antonio, Texas. Ms. Klein also holds a Master of Arts in National Security Studies from Georgetown University, a Bachelor of Arts in Human Biology from Stanford University, and a Master of Business Administration from MIT. Ms. Klein is a retired Lieutenant Colonel with the U.S. Air Force Reserve. She is a member of the State Bar of Texas. Ms. Klein qualifies as an independent director under the Nasdaq listing standards.

Frank Tsuru currently serves as Chief Executive Officer and as a member of the Board of Directors of Momentum Midstream, LLC, a privately held midstream company, which he cofounded in 2004. From 2016 through 2021, Mr. Tsuru served as the Chief Executive Officer and as a member of the Board of Directors of Indigo Natural Resources, LLC, which was acquired by Southwestern Energy Company in 2021. In 2002, Mr. Tsuru founded Aka Energy, which was a midstream company focused on acquiring midstream assets off of the Southern Ute Indian Tribe (SUIT) Reservation. Prior to that, Mr. Tsuru ran SUIT’s midstream company, Red Cedar Gathering, from 1995 to 2002. In 1990, Mr. Tsuru founded Southwestern Production, an upstream company focused on coal bed methane development in the San Juan Basin, which was sold to ConocoPhillips. He began his career as a drilling and production engineer for TXO Production Corp. in Denver, Colorado where he was part of the team that evaluated the company’s reserves and provided mergers and acquisitions support. Mr. Tsuru holds a Bachelor of Science degree in Petroleum Engineering from the University of Kansas. He serves on the Board of Trustees of KU Endowment. Mr. Tsuru also sits on the boards of the Boy Scouts of America and the

Yellowstone Academy, a private Christian school. Mr. Tsuru qualifies as an independent director under the Nasdaq listing standards.

“We are thrilled and humbled that Becky and Frank have decided to join Diamondback’s Board of Directors. Both new members bring significant experience that is additive and complementary to the skillset of our current eight-member Board. Becky possesses a distinguished background in a different corner of the energy landscape that will add to strategic conversations, and in risk management with regulators and other similar entities. Frank brings decades of oil and gas industry strategic experience, including many successful transactions buying and selling businesses across the oil and gas value chain. Both Becky and Frank will provide valuable insight and guidance as Diamondback advances into its second decade as a public company,” stated Mr. Stice.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com